Exhibit 99.2

Splash Beverage Group Inc.'s SALT Naturally Flavored Tequila Now Available at Select Walmart locations via Republic National Distributing Company

Fort Lauderdale, Florida--(Newsfile Corp. - August 13, 2020) - Splash Beverage Group, Inc. (OTC Pink: SBEV) (https://www.SplashBeverageGroup.com), a holding company of leading portfolio of beverage brands, announces today that its SALT Naturally flavored Tequila with 100% Agave has been approved by Walmart, the world's largest retailer, and is now available at Florida and New Mexico locations, with additional states and locations anticipated to follow.

Figure 1: Salt Berry Tequila

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Figure 2: Salt Tequila Citrus

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Splash Beverage has awarded the distribution rights for Walmart to Republic National Distributing Company, with Splash Beverage approved for 570 locations to start.

Splash Beverage's SALT Naturally Flavored Tequila arrives on Walmart shelves in the wake of the retail giant's recent decision to add more high-end/premium alcoholic beverage selections such as Buffalo Trace, Veuve Clicquot and SALT Naturally Flavored Tequila, to name a few.

Figure 3: SALT Naturally Flavored Tequila

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Walmart is making the changes because its shoppers are demanding more premium alcohol options, according to Jason Fremstad, VP of adult beverages for Walmart US stores.

"There's been a significant shift in our assortment this year to make sure that we are not just taking care of our customers with all the core offerings they expect, but really getting into that premium and innovative assortment that we're really not known for at this point," he said.

Fremstad said he's watching drinking trends closely, and betting on a surge in tequila popularity. "I think the one spirit that nobody talks enough about is the growth of tequila," he said.

Splash Beverage Group CEO Robert Nistico states, "This is a major benchmark for our SALT Naturally Flavored Tequila brand. Due to the conditions of the current pandemic and social distancing, our primary focus remains on off-premise channel initiatives and are enjoying growth here. We anticipate as bars, restaurants and hotels begin to open, we will experience growth with our relationships in on premise channels."

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Figure 4: Splash Beverage Group Inc.

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About Splash Beverage Group, Inc.:

Splash Beverage Group specializes in manufacturing, distribution, sales & marketing of various beverages across multiple channels. SBEV operates in both the non-alcoholic and alcoholic beverage segments which they believe leverages efficiencies and dilutes risk.

SBEV believes its business model is unique as it ONLY develops/accelerates brands it perceives to have highly visible pre-existing brand awareness or pure category innovation.

SALT Naturally Flavored Tequila is 100% agave, 80 proof naturally flavored tequila. SALT Tequila is remarkably smooth with a clean and delicate taste. Grown, distilled, and bottled in the region of Jalisco Mexico, each handcrafted bottle of SALT Tequila is the result of years of hard work, determination and countless blends until they reached perfection. SALT Tequila offers a variety of naturally flavored tequilas including Berry, Citrus and Salted Chocolate.

About Walmart

What started small, with a single discount store and the simple idea of selling more for less, has grown over the last 50 years into the largest retailer in the world. Each week, nearly 265 million customers and members visit approximately 11,500 stores under 56 banners in 27 countries and eCommerce websites. With fiscal year 2020 revenue of $524 billion, Walmart employs over 2.2 million associates worldwide. Walmart continues to be a leader in sustainability, corporate philanthropy and employment opportunity. It's all part of our unwavering commitment to creating opportunities and bringing value to customers and communities around the world.

Forward-Looking Statement

This press release includes "forward-looking statements" within the meaning of U.S. federal securities laws. Words such as "expect," "estimate," "project," "budget," "forecast," "anticipate," "intend," "plan," "may," "will," "could," "should," "believes," "predicts," "potential," "continue" and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results and, consequently, you should not rely on these forward-looking statements as predictions of future events. These forward-looking statements and factors that may cause such differences include, without limitation inability to enter into a definitive agreement with respect to the proposed transaction or to complete the transactions contemplated by the non-binding term sheet, matters discovered by the parties as they complete their respective due diligence investigation of the other. Other factors include the possibility that the proposed transaction does not close, including due to the failure to receive required security holder approvals, or the failure of other closing conditions. The foregoing list of factors is not exclusive. Readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made.

Contact Information:

Splashbeveragegroup.com
info@splashbeveragegroup.com
954-745-5815

SOURCE: Splash Beverage Group, Inc.

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